Exhibit 10.16

SECOND AMENDMENT TO LEASE

    SECOND AMENDMENT TO LEASE (the “Second Amendment”) dated as of this 16th day of July, 2021 by and between BP RESERVOIR PLACE LLC, a Delaware limited liability company (“Landlord”) and DYNATRACE LLC, a Delaware limited liability company (“Tenant”).

RECITALS

    By Lease dated July 6, 2017 (the “Lease”), Landlord did lease to Tenant and Tenant did hire and lease from Landlord certain premises containing approximately 40,390 square feet of rentable floor area on the first floor of the building (the “Building”) known as and numbered 1601 Trapelo Road, Waltham, Massachusetts (referred to in the Lease as “Tenant’s Premises” and “Premises” and hereinafter sometimes referred to as the “Initial Premises”).

    By First Amendment to Lease dated as of August 23, 2019 (the “First Amendment”), Landlord and Tenant increased the size of the Initial Premises by adding thereto 9,841 square feet of rentable floor area (the “Rentable Floor Area of the First Additional Premises”) located on the first floor of the Building, which space is shown on Exhibit A attached the First Amendment (the “First Additional Premises”) upon the terms and conditions contained in the First Amendment.

Landlord and Tenant have agreed to further increase the size of the Initial Premises by adding thereto an additional 9,631 square feet of rentable floor area (the “Rentable Floor Area of the Second Additional Premises”) located on the first floor of the Building, which space is shown on Exhibit A attached hereto and made a part hereof (the “Second Additional Premises”) upon all of the same terms and conditions contained in the Lease except as otherwise provided in this Second Amendment.

    Landlord and Tenant are entering into this instrument to set forth said leasing of the Second Additional Premises and to amend the Lease.

    NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

1.    Effective as of September 1, 2021 (the “Second Additional Premises Commencement Date”), the Second Additional Premises shall constitute a part of the “Premises” (and “Tenant’s Premises”) demised to Tenant under the Lease, so that the “Premises” and “Tenant’s Premises” (as defined in Section 1.1 of the Lease, as amended), shall include the Initial Premises, the First Additional Premises and the Second Additional Premises. By way of examples, (a) the option to extend the Term of the Lease contained in Section 9.18 of the Lease shall apply to the Initial Premises, the First Additional Premises and the Second Additional Premises collectively, but not to any space independently, and (b) the Term of the Lease in respect of the Second Additional Premises shall be coterminous with the Term of the Lease.

2.    (A)     Annual Fixed Rent for the Initial Premises and the First Additional Premises shall continue to be payable during the Original Term as set forth in the Lease, as amended.

    (B)    (i) For the period from September 1, 2021 through October 31, 2021, Annual Fixed Rent, operating expenses and real estate taxes shall not be payable for the Second Additional Premises, provided however, during such period all other terms and conditions of the Lease shall be applicable to the Second Additional Premises.

        (ii) Commencing on November 1, 2021 (the “Second Additional Premises Rent Commencement Date”), Annual Fixed Rent shall by payable for the Second Additional Premises as follows:

Time Period	Rate PSF	Annual Rate
November 1, 2021 – September 30, 2022	$42.50	$409,317.50
October 1, 2022 – September 30, 2023	$43.50	$418,948.50
October 1, 2023 – September 30, 2024	$44.50	$428,579.50
October 1, 2024 – September 30, 2025	$45.50	$438,210.50
October 1, 2025 – September 30, 2026	$46.50	$447,841.50
October 1, 2026 – September 30, 2027	$47.50	$457,472.50

    (C) Annual Fixed Rent for the Initial Premises, the First Additional Premises and the Second Additional Premises during the extension option period (if exercised) shall be as determined pursuant to Section 9.18 of the Lease.
3.    With respect to the Initial Premises and the First Additional Premises, Tenant shall continue to make payments with respect to operating expenses, real estate taxes and electricity in accordance with the Lease, as amended. With respect to the Second Additional Premises and commencing on the Second Additional Premises Commencement Date, Tenant shall make payments with respect to the electricity in accordance with the Lease, and commencing on the Second Additional Premises Rent Commencement Date, Tenant shall make payments with respect to operating expenses and real estate taxes, but (i) all references in Sections 2.6, 2.7 and 2.8 of the Lease to the “Rentable Floor Area of the Premises” shall be deemed to refer to the “Rentable Floor Area of the Second Additional Premises,” (ii) “Base Taxes” shall mean Landlord’s Tax Expenses for fiscal year 2022 (that is the period beginning July 1, 2021 and ending June 30, 2022) and (iii) “Base Operating Expenses” shall mean Landlord’s Operating Expenses for calendar year 2022. Operating expenses and real estate taxes allocable to the Second Additional Premises shall be calculated in the same manner as the operating expenses and real estate taxes are allocable to the Initial Premises and the First Additional Premises.

4.    Landlord and Tenant acknowledge and agree that the right of first offer contained in Section 9.25 of the Lease (as amended by Section 4 of the First Amendment) applies to the Second Additional Premises and the Second Additional Premises are the entirety of the “Replacement RFO Premises” thereunder, accordingly, with the leasing of the Second Additional Premises pursuant to this Second Amendment, Tenant shall have no further right of first offer pursuant to Section 9.25 of the Lease except as provided in Section 5(F) hereinbelow.

5.    (A)    On the conditions (which conditions Landlord may waive by written notice to Tenant at any time) both that at the time that Tenant gives the Expansion Exercise Notice, as hereinafter defined, and as of the Expansion Space Commencement Date, as hereinafter defined: (i) there exists no Event of Default of Tenant (as defined in Section 7.1 of the Lease) after the expiration of any applicable notice and cure period, (ii) the

Lease is still in full force and effect, and (iii) Tenant has not assigned or sublet in excess of forty percent (40%) of the Rentable Floor Area of the Premises in the aggregate (except for an assignment or subletting permitted without Landlord’s consent under Section 5.6 of the Lease), Tenant shall have the one time right to add to the Premises either (x) the entirety of the approximately 28,279 rentable square feet of space on the second floor of the Building shown on Exhibit B attached hereto as the Option Space A (“Option Space A”) or (y) the entirety of the approximately 10,000 rentable square feet on the second floor of the Building shown on Exhibit B attached hereto as Option Space B (“Option Space B”), on all of the terms and conditions set forth in the Lease, except as otherwise provided herein.

(B)    Tenant may exercise its option to lease such expansion space by giving an unconditional written notice (“Expansion Exercise Notice”) to Landlord on or before May 31, 2022 which notice shall indicate if Tenant is exercising its right with respect to Option Space A or Option Space B (the space as to which Tenant so indicates it has exercised its option is hereinafter referred to as the “Expansion Space”). Upon the timely giving of such Expansion Exercise Notice, Landlord shall be deemed to have leased and demised to Tenant, and Tenant shall be deemed to have hired and taken from Landlord, the Expansion Space, without the need for further act or deed by either party, for the Term and upon all of the same terms and conditions of the Lease, except as hereinafter set forth. If Tenant fails timely to give Expansion Exercise Notice as provided herein, Tenant shall have no further right to lease Option Space A or Option Space B pursuant to this Section 5, time being of the essence with respect to Tenant’s exercise, and Landlord shall be free to lease Option Space A and Option Space B or any portions thereof upon terms determined by Landlord. Further, if Tenant exercises its right with respect to either Option Space A or Option Space B, except as provided in Section 5(F) below, Tenant shall have no further right hereunder to lease the space as to which Tenant did not exercise and Landlord shall be free to lease such space or any portions thereof upon terms determined by Landlord.

(C)    Landlord agrees that it will not enter into any lease(s) or amendments to existing leases respecting Option Space A or Option Space B unless and until Tenant’s rights under this Section 5 have lapsed unexercised (i.e., prior to May 1. 2022).

(D)    The leasing to Tenant of the Expansion Space shall be upon all the same terms and conditions of the Lease except as follows:

(i)    On October 1, 2022 (the “Expansion Space Commencement Date”), the Expansion Space shall be added to and become part of the Premises. The Term of the Lease in respect of the Expansion Space shall be coterminous with the Term of the Lease.

(ii)    Payments for Annual Fixed Rent with respect to the Expansion Space shall commence on February 1, 2023 (the “Expansion Space Rent Commencement Date”); provided, however, that commencing on the Expansion Space Commencement Date Tenant shall be required to comply with all other terms and conditions of the Lease (as herein amended) as and at the times provided therein with respect to the Expansion Space.

(iii)    Annual Fixed Rent for the Expansion Space shall be payable as follows:

Time Period	Rate PSF
October 1, 2022 - January 31, 2023	$0
February 1, 2023 - September 30, 2023	$43.50
October 1, 2023 - September 30, 2024	$44.50
October 1, 2024 - September 30, 2025	$45.50
October 1, 2025 - September 30, 2026	$46.50
October 1, 2026 - September 30, 2027	$47.50

(iv)    Commencing on the Expansion Space Commencement Date, Tenant shall make payments with respect to operating expenses, real estate taxes and electricity, but as to the Expansion Space (i) all references in Sections 2.6, 2.7 and 2.8 of the Lease to the “Rentable Floor Area of the Premises” shall be deemed to refer to the rentable floor area of the Expansion Space, (ii) “Base Taxes” shall mean Landlord’s Tax Expenses for fiscal year 2023 (that is the period beginning July 1, 2022 and ending June 30, 2023) and (iii) “Base Operating Expenses” shall mean Landlord’s Operating Expenses for calendar year 2023. Operating expenses and real estate taxes allocable to the Expansion Space shall be calculated in the same manner as the operating expenses and real estate taxes are allocable to the Initial Premises.

(v)    The Expansion Area shall be delivered by Landlord and accepted by Tenant “as-is”, in its then (i.e., as of the Expansion Space Commencement Date), state of construction, finish and decoration, without any obligation on the part of Landlord to prepare or construct the Expansion Space for Tenant’s occupancy; provided; however, that the Expansion Space shall be delivered free and clear of all tenants and occupants and in broom clean and free of all debris and personal property, other than all wiring and cabling, and provided further, that if Tenant exercises its right as to Option Space A then Landlord shall, at its sole cost and expense, perform the work to separately demise such space to incorporate the same into the Premises. The rentable floor area of Option Space A and Option Space B are approximate, and a final determination of the square footage will be made prior to the Expansion Space Commencement Date.

(vi)    Landlord shall provide Tenant an allowance equal to the product of (x) $35.50 and (y) the rentable floor area of the Expansion Space (the “Expansion Space Tenant Allowance”) to be used by Tenant solely on account of the cost of work performed by Tenant in accordance with the terms of the Lease in the Expansion Space (the “Expansion Space Work”). All of the terms and conditions contained in Section 6(B) of this Second Amendment shall apply to the Expansion Space Tenant Allowance except that the Allowance End Date (as defined in Section 6(B)) shall be December 31, 2023 and the Cap Amount (as defined in Section 6(B)) shall be equal to fifteen precent of the rentable floor area of the Expansion Space.

(vii)     In addition to the Expansion Space Tenant Allowance, Landlord shall provide an allowance equal to the product of (x) $5.00 and (y) the rentable floor area of the Expansion Space (the "Expansion Space Demolition Allowance") to be used by Tenant solely on account of the cost of demolition work performed by Tenant in accordance with the terms of the Lease in the Expansion Space. All of the terms and conditions contained in Section 6(B) of this Second Amendment shall apply to the Expansion Space Demolition Allowance except that the Allowance End Date (as defined in Section 6(B)) shall be December 31, 2023 and no portion of the Expansion Space Demolition Allowance shall be applied to Special Costs (as defined in Section 6(B) of this Second Amendment).

(viii)    On the Expansion Space Commencement Date, the Number of Parking Privileges provided to Tenant pursuant to Section 1.1 of the Lease shall be increased by adding 3.5 spaces for each 1,000 square feet of Rentable Floor Area of the Expansion Space (one (1) per 1,000 of such additional spaces shall be located in the garage below the Building).

(E)    Notwithstanding the fact that Tenant’s exercise of the above-described expansion option shall be self-executing, as aforesaid, the parties hereby agree promptly to execute a lease amendment reflecting the addition of the Expansion Space upon the terms set forth herein.

(F)    Landlord and Tenant acknowledge and agree that Tenant’s right of first offer contained in Section 9.25 of the Lease (as amended by Section 4 of the First Amendment) has been deemed satisfied, null and void with Tenant’s leasing of the Second Additional Premises hereunder (the Second Additional Premises being the entirety of the “RFO Premises” thereunder). Landlord, however, has agreed to provide Tenant with a right of first offer respecting (i) the approximately 30,000 square feet of rentable floor area on the second floor shown on Exhibit C attached hereto as Option Space C (“Option Space C”) if Tenant has exercised its expansion option pursuant to this Section 5 with respect to Option Space A or (ii) the approximately 18,000 square feet of rentable floor area on the second floor shown on Exhibit C attached hereto as Option Space D (“Option Space D”) if Tenant has exercised its expansion option pursuant to this Section 5 with respect to Option Space B, upon all of the same terms and conditions set forth in Section 9.25 of the Lease except that (i) the applicable space on Exhibit C attached hereto shall replace Exhibit D attached to the Lease, (ii) subsection 9.25(F) shall be deleted in its entirety, and (iii) Section 9.25(B) of the Lease shall be deleted in its entirety and the “RFO Premises” shall be defined as either Option Space C or Option Space D, as applicable pursuant to the terms of this Section 5(F) and the RFO Premises shall be deemed to be “Available for Lease” upon the expiration or termination of Landlord’s lease with the current tenant of the RFO Premises, Constant Contact, Inc.

6.    (A)    The Second Additional Premises shall be delivered to Tenant on the Second Additional Premises Commencement Date (i) free and clear of all tenants and occupants, (ii) in broom clean and free of all debris and personal property, other than all wiring and cabling and (iii) with all building systems serving the Second Additional Premises in good working condition.

(B)    Landlord shall provide to Tenant a special allowance of $433,395.00 (the “Second Amendment Tenant Allowance”) to be used and applied by Tenant solely on account of the cost of work performed by Tenant in accordance with the terms of the Lease in the Second Additional Premises (the “Tenant’s Work”). Provided that Tenant (i) has completed all of such Tenant’s Work in accordance with the terms of the Lease, has paid for all of such Tenant’s Work in full and has delivered to Landlord lien waivers from all persons who might have a lien as a result of such work, in recordable forms acceptable to Landlord, (ii) has delivered to Landlord its certificate specifying the cost of such Tenant’s Work and all contractors, subcontractors and supplies involved with Tenant’s Work, together with evidence of such cost in the form of paid invoices, receipts and the like, (iii) has satisfied the requirements of (i) and (ii) above and made request for such payment on or before December 31, 2022 (the “Allowance End Date”), (iv) there exists no Event of

Default of Tenant under Section 7.1 of the Lease, and (v) there are no liens (unless bonded to the reasonable satisfaction of Landlord) against Tenant’s interest in the Lease or against the Building or the Site arising out of Tenant’s Work or any litigation in which Tenant is a party, then within thirty (30) days after the satisfaction of the foregoing conditions, Landlord shall pay to Tenant the lesser of the amount of such costs so certified or the amount of the Second Amendment Tenant Allowance. For the purposes hereof, the cost to be so reimbursed by Landlord shall include the cost of the leasehold improvements but not the cost of any of Tenant’s personal property, trade fixtures or trade equipment, moving expenses or any so-called soft costs (except for the Special Costs allowed below). Notwithstanding the foregoing, Landlord shall be under no obligation to apply any portion of the Second Amendment Tenant Allowance for any purposes other than as provided in this Section, nor shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, suppliers, workers or materialmen. Further, in no event shall Landlord be required to make application of any portion of the Second Amendment Tenant Allowance on account of any supervisory fees, overhead, management fees or other payments to Tenant, or any partner or affiliate of Tenant. In the event that such cost of Tenant’s Work is less than the Second Amendment Tenant Allowance, Tenant shall not be entitled to any payment or credit nor shall there be any application of the same toward Annual Fixed Rent or Additional Rent owed by Tenant under the Lease. Landlord shall be entitled to deduct from the Second Amendment Tenant Allowance third party expenses incurred by Landlord to review Tenant’s plans and Tenant’s Work, (but in no event shall Tenant be required to reimburse Landlord more than $3,000 for such third-party expenses in connection with such review).

Notwithstanding the foregoing, it is understood and agreed that Tenant may utilize up to a maximum of $65,009.25 (the “Cap Amount”) of the Second Amendment Tenant Allowance towards architectural, engineering, design and telecommunications cabling costs associated with Tenant’s Work (the “Special Costs”); provided, however, that the conditions to application of the Second Amendment Tenant Allowance set forth above have been satisfied (including, without limitation, the requirement that Second Amendment Tenant Allowance be utilized on or before Tenant Allowance End Date) and provided further that, with respect to any Special Costs for which Tenant has directly contracted, Tenant (i) has paid for all of such Special Costs in full and has delivered to Landlord lien waivers from all persons who might have a lien as a result thereof in the recordable forms acceptable to Landlord and (ii) has delivered to Landlord its certificate specifying the cost of such Special Costs, together with evidence of such cost in the form of paid invoices, receipts and the like. Landlord shall pay to Tenant the lesser of the amount of such costs so certified or the Cap Amount within thirty (30) days after the satisfaction of the foregoing conditions.

7.    (A)    The Number of Parking Privileges provided to Tenant pursuant to Section 1.1 of the Lease is increased as of the Second Additional Premises Commencement Date by adding an additional thirty-four (34) spaces thereto, seventeen (17) of which additional spaces are to be located in the garage below the Building.

(B)    In addition, in the event Constant Contact, Inc. including its successor or assign following its acquisition by Endurance International, Inc. (“Constant Contact”) no longer leases any portion of the second floor of the Building, or in the event that the rentable square footage leased to Constant Contact is less that the Rentable Floor Area of the Premises (including all expansion spaces rented to Tenant), then the Number of Parking Privileges provided to Tenant pursuant to Section 1.1 of the Lease shall be increased by the product of (i) the Rentable Floor Area of the Premises and (ii) .3 spaces (to a ratio of

3.8 per 1,000 square feet of Rentable Floor Area, all of which additional spaces be surface parking.

8.    (A)    Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Second Amendment other than CBRE, Inc. (the “Broker”) and in the event any claim is made against Landlord relative to dealings by Tenant with brokers (other than the Broker), Tenant shall defend the claim against Landlord with counsel of Tenant's selection Second approved by landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B)    Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Second Amendment other than the Broker; and in the event any claim is made against Tenant relative to dealings by Landlord with brokers, Landlord shall defend the claim against Tenant with counsel of Landlord's selection and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim.

9.    Landlord and Tenant acknowledge that the First Amendment Tenant Allowance provided in Section 5 of the First Amendment is no longer applicable and Tenant shall have no further rights thereunder.

10.    Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Lease.

11.    Except as herein amended the Lease shall remain unchanged and in full force and effect. All references herein to the “Lease” shall be deemed to be references to the Lease as amended by the First Amendment and as herein amended.

12.    The parties acknowledge and agree that this Second Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

    EXECUTED as of the date and year first above written.

LANDLORD:

BP RESERVOIR PLACE LLC, a Delaware limited liability company

By: BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its manager

By: BOSTON PROPERTIES, Inc., a Delaware corporation, its general partner

By: /s/ Patrick Mulvihill
Name: Patrick Mulvihill
Title: SVP

TENANT:

DYNATRACE LLC

By:	/s/ Kevin Burns
Name:	Kevin Burns
Title:	CFO